Exhibit 99.1

General Motors and EVgo Boost Build Plan for High Power Fast
Chargers Across the US

Under expanded agreement, EVgo and GM will deploy 3,250 charging stalls across the country to the nation’s largest public fast charging network through 2025

LOS ANGELES – November 9, 2021 -- EVgo Inc. (NASDAQ: EVGO), owner and operator of the nation’s largest public fast charging network for electric vehicles (EVs), and General Motors (GM) announced an expansion of their fast charging infrastructure build-out collaboration currently underway across the U.S. EVgo and GM previously announced a tripling of the EVgo network with plans to build 2,750 charging stalls through 2025.

In response to the growing demand for charging infrastructure and new vehicles coming to market in the later years of the program, EVgo and GM have now expanded their build plan to add another 500 high-powered DC fast charging stalls, bringing the total to 3,250 through 2025 and extending the geographic reach from 40 metropolitan markets to 52.

Stations that are part of the program are now live in eight states, including in Georgia, Florida, Pennsylvania, Colorado and North Carolina. The joint program will further accelerate widespread EV adoption and increase public access to charging, including in future markets in Alabama, Wisconsin, Kentucky, Michigan, Ohio, and Texas. This includes drivers who live in multi-unit dwellings, rent their homes and can’t install chargers, or might not otherwise have access to home or workplace charging. These DC charging stalls could also provide a fast-charging option for drivers who’d like to charge on-the-go.

EVgo will continue scaling fast charging deployments for the program as newer EV models hit the market in the next few years. GM’s sustained commitment to electrification includes plans to deliver 30 EV models to the market globally through 2025. The new EVgo sites all deploy cutting-edge power sharing technology, including high power fast chargers capable of delivering up to 350 kW. Sites can provide up to 150 miles of range in 8-12 minutes1 for new 350k-capable EV models coming to market.

“As EV adoption picks up momentum across both consumer and commercial segments, the charging infrastructure buildout needs to continue being a few steps ahead of demand. EVgo is committed to reliable and convenient charging for all,” said EVgo CEO Cathy Zoi. “We are thrilled to expand the scope of our collaboration with GM – a testament to our successful partnership. We look forward to working together as we expedite the journey to an electrified future for the betterment of our planet.”

1 The speed at which an EV can charge and its efficiency are determined by its overall size as well as battery size and charging capabilities of the vehicle itself. Currently there are no EVs on the market that can accept 350kW of power. However OEMs have indicated/announced development of new models with up to 350kW capability will be available in the next few years.

“DC fast charging is crucial to our goal of putting everyone in an EV and making electrification convenient,” said Rick Spina, GM vice president of AV/EV Commercialization and Infrastructure. “Growing the geographic footprint of our collaboration with EVgo to even more metropolitan areas will be key to making fast charging accessible to more customers.”

The infrastructure collaboration builds on GM’s commitment to offering zero emissions vehicles across a range of price points. The new stations added to the EVgo network will continue to be powered by 100% renewable electricity.

EVgo has more than 2,000 sites in its active engineering and construction pipeline. With this program and the Company’s continued growth across the US, EVgo’s public charging network will span over 75 metro markets in at least 40 states by 2025.

About EVgo

EVgo (NASDAQ: EVGO) is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. With more than 800 fast charging locations, EVgo’s owned and operated charging network serves over 68 metropolitan areas across 35 states and more than 300,000 customer accounts. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

Contacts

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943

For Media:

press@evgo.com